UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

June 20, 2014
Date of Report (Date of earliest event reported)

NOVATION COMPANIES, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-13533	74-2830661
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
2114 Central Street, Suite 600, Kansas City, MO 64108
(Address of principal executive offices) (Zip Code)
(816) 237-7000
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Agreement
On June 20, 2014, Novation Companies, Inc., a Maryland corporation (the “Company”) and Computershare Trust Company, N.A., as Rights Agent (the “Rights Agent”) executed an amendment (the “Amendment”) to the Rights Agreement by and between the Company and the Rights Agent dated September 15, 2011 (the “Rights Agreement”). The Amendment extended the duration of the Rights Agreement to June 28, 2016.
The Company entered into the Rights Agreement in an effort to deter acquisitions of the Company’s common stock, par value $0.01 per share (“Common Stock”) that would potentially limit the Company’s ability to use its net loss carryforwards (“NOLs”) to reduce potential future federal income tax obligations. The Company’s ability to use its NOLs may be negatively affected if there is an “ownership change,” as defined under Section 382 of the Internal Revenue Code of 1986, as amended. In general, this would occur if certain ownership changes related to Company Common Stock that is held by five percent or greater stockholders exceed 50%, measured over a rolling three-year period.
As of December 31, 2013, the Company had a federal net operating loss of approximately $511.6 million, that will expire in 2025 through 2033, with a portion of this number recognized on the Company’s balance sheet.
The Rights Agreement was scheduled to expire on June 28, 2014. On the same date, certain acquisition restrictions expire that are found in the Company’s Articles of Amendment and Restatement prohibiting any person from becoming a 5-percent shareholder.
The Company’s Board of Directors (the “Board”) deemed it in the best interests of the Company to extend duration of the Rights Agreement to be able to continue monitoring acquisitions of Common Stock that may impair the NOLs. Currently, the Company does not intend to present the amended Rights Agreement for a shareholder vote; however, the Company has been always responsive to its shareholders and welcomes a dialogue with shareholders on the value of the NOLs and the best mechanisms to protect this corporate asset. For example, the Company recently addressed the concern of certain shareholders by amending its 2004 Incentive Stock Plan to prohibit repricing of underwater options and stock appreciation rights without shareholder approval.
General. Under the Rights Agreement, from and after the original record date of September 27, 2011, each share of Common Stock will carry with it one preferred share purchase right (a “Right”), until the Distribution Date (as defined below) or earlier expiration of the Rights, as described below. In general terms, the Rights will impose a significant penalty upon any person that, together with all Affiliates and Associates (each as defined in the Rights Agreement), acquires 4.9% or more of outstanding Common Stock after September 15, 2011. Stockholders who own 4.9% or more of the outstanding Common Stock as of the close of business on September 15, 2011, will not trigger the Rights so long as they do not fall under 4.9% ownership of Common Stock and then re-acquire shares that in the aggregate equal 4.9% or more of the Common Stock. A person will not trigger the Rights solely as a result of any transaction that the Company’s Board determines, in its sole discretion, is an exempt transaction for purposes of triggering the Rights.
The Board may, in its sole discretion prior to the Distribution Date, exempt any person or group for purposes of the Rights Agreement if it determines the acquisition by such person or group will not jeopardize tax benefits or is otherwise in the Company’s best interests. Any person that acquires shares of Common Stock in violation of these limitations is deemed an “Acquiring Person” under the Rights Agreement.
The Rights. Until the Distribution Date or earlier expiration of the Rights, the Rights will trade with, and will be inseparable from, the Common Stock. New Rights will also accompany any new shares of Common Stock that the Company issues until the Distribution Date or earlier expiration of the Rights.
Exercise Price. Each Right will allow its holder to purchase from the Company one ten-thousandth of a share of Series F Junior Participating Preferred Stock (“Preferred Share”) for $2.33, subject to adjustment (the “Exercise Price”), once the Rights become exercisable. This portion of a Preferred Share will give the stockholder approximately the same dividend, voting, and liquidation rights as would one share of Common Stock. Prior to exercise, the Right does not give its holder any dividend, voting, or liquidation rights.
Exercisability. The Rights will not be exercisable until 15 business days after the public announcement by the Company, or by an Acquiring Person that provides actual notice to the Company of its becoming an Acquiring Person, unless the Rights Agreement is theretofore terminated or the Rights are theretofore redeemed (as described below).
The date when the Rights become exercisable is the “Distribution Date.” Until that date or earlier expiration of the Rights, the Common Stock certificates will also evidence the Rights, and any transfer of shares of Common Stock will constitute a transfer of Rights. After that date, the Rights will separate from the Common Stock and be evidenced by book-entry credits or by Rights certificates that the Company will mail to all eligible holders of Common Stock. Any Rights held by an Acquiring Person, or any Affiliates or Associates of the Acquiring Person, are void and may not be exercised.

Consequences of a Person or Group Becoming an Acquiring Person. If a person or group becomes an Acquiring Person, all holders of Rights except the Acquiring Person, or any Affiliates or Associates of the Acquiring Person, may, upon payment of the Exercise Price, purchase shares of Common Stock with a market value of twice the Exercise Price, based on the “current per share market price” of the Common Stock (as defined in the Rights Agreement) on the date of the acquisition that resulted in such person or group becoming an Acquiring Person.
Exchange. After a person or group becomes an Acquiring Person, the Board may extinguish the Rights by exchanging one share of Common Stock or an equivalent security for each Right, other than Rights held by the Acquiring Person or any Affiliates or Associates of the Acquiring Person.
Preferred Share Provisions. Each one ten-thousandth of a Preferred Share, if issued:

•	will not be redeemable;

•	will entitle holders to dividends equal to the dividends, if any, paid on one share of Common Stock;

•	will entitle holders upon liquidation either to receive $1.00 per share or an amount equal to the payment made on one share of Common Stock, whichever is greater;

•
will vote together with the Common Stock as on a class on all matters submitted to a vote of stockholders of the Company and will have the same power as one share of Common Stock, except as otherwise provided by law; and

•	will entitled holders to a per share payment equal to the payment made on one share of Common Stock, if shares of Common Stock are exchanged via merger, consolidation or similar transaction.
The value of one ten-thousandth interest in a Preferred Share is expected to approximate the value of one share of Common Stock.
Expiration. The Rights will expire on the earliest of (i) June 28, 2016, (ii) the time at which the Rights are redeemed, (iii) the time at which the Rights are exchanged, (iv) the time at which the Board determines that the NOLs are utilized in all material respects or that an ownership change under Section 382 of the Internal Revenue Code would not adversely impact in any material respect the time period in which the Company could use the NOLs, or materially impair the amount of the NOLs that could be used by the Company in any particular time period, for applicable tax purposes or (v) a determination by the Board, prior to the Distribution Date, that the Rights Agreement is terminated and the Rights are no longer in the best interests of the Company and its stockholders.
Redemption. The Board may redeem the Rights for $0.0001 per Right at any time before the Distribution Date. If the Board redeems any Rights, it must redeem all of the Rights. Once the Rights are redeemed, the only right of the holders of Rights will be to receive the redemption price of $0.0001 per Right. The redemption price will be adjusted if the Company has a stock split or stock dividends of its Common Stock.
Anti-Dilution Provisions. The Board may adjust the Exercise Price, the number of Preferred Shares issuable and the number of outstanding Rights to prevent dilution that may occur from a stock dividend, a stock split, or a reclassification of the Preferred Shares or Common Stock.
Amendments. The terms of the Rights Agreement may be amended by the Board without the consent of the holders of the Rights. After the Distribution Date, the Board may not amend the Rights Agreement in a way that adversely affects holders of the Rights (other than an Acquiring Person, or an Affiliate or Associate of an Acquiring Person).
The Amendment and the Rights Agreement are incorporated herein by reference. The foregoing description of the Rights Agreement and the Amendment do not purport to be complete and are qualified in their entirety be reference to the respective exhibits.
Item 3.03. Material Modification to Rights of Security Holders.
Please refer to the disclosure provided under Item 1.01 of this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description
4.1	Rights Agreement, dated September 15, 2011, by an between the Company and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Form 8-A filed on September 21, 2011).
4.2	First Amendment to Rights Agreement, dated as of June 20, 2014, incorporated by reference to Exhibit 4.2 of the Company’s Form 8-A/A filed with the SEC on June 20, 2014.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NOVATION COMPANIES, INC.

DATE: June 20, 2014	/s/ Rodney E. Schwatken Rodney E. Schwatken Chief Financial Officer